Exhibit 23.16

June 4, 2014

VIA SEDAR

TO:All Applicable Securities Regulatory Authorities

AND TO:Vista Gold Corp.

Dear Sirs/Mesdames:

Re:Vista Gold Corp. (the “Company”)

Short Form Base Shelf Prospectus and Form S-3 Registration Statement
Consent of Expert

In connection with the Company’s short form base shelf prospectus dated June 4, 2014 and any amendment thereto and all documents incorporated by reference therein, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”), (collectively, the “Canadian Prospectus”) and in connection with the Company’s Registration Statement on Form S-3 and the prospectus contained therein, any amendment thereto and all documents incorporated by reference therein, including the Annual Report (the “Registration Statement”, collectively with the Canadian Prospectus, the “Prospectuses”), I, John W. Rozelle, hereby consent to the use of my name in the Prospectuses in connection with references to my review and approval of the technical disclosure set forth under Item 2 of the Annual Report (the “Technical Disclosure”).  I also hereby consent to the inclusion and incorporation by reference of the Technical Disclosure in the Prospectuses.

I confirm that I have read the Prospectuses, and I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Technical Disclosure or that are within my knowledge as a result of the services I performed in connection with the Technical Disclosure.

Yours truly,

/s/ John Rozelle

John W. Rozelle

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